Exhibit 10(r)

ENERGEN CORPORATION STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT
[Incentive Stock Option / Nonqualified Stock Option]
Dated as of ____________,_____

A stock option is hereby granted to the below named Participant. This option is granted under the Energen Corporation Stock Incentive Plan (“the Plan”), as amended, and is subject in all respects to the terms and provisions of the Plan which is incorporated herein by reference. Without limiting the generality of the foregoing, this option is subject to the exercise and transferability restrictions set forth in the Plan. Words defined in the Plan and used in this Agreement shall have the meanings set forth in the Plan. The attributes of this option are as follows:

1)	Incentive Stock Option: This option is a[n] [ Incentive Stock Option / Nonqualified Stock Option ].

2)	Participant: «Name»

3)	Shares subject to option: «Shares»	4)	Grant Date: ___________

5)	Exercise Price per share: $_____	6)	Expiration Date: ___________

7)
Vesting: The option shall become exercisable on [ 100% on a specified date / in increments on specified dates ]. Any exercisable portion of the option may be exercised in full or, from time to time, in increments of at least 100 shares.

8)
SARs: This option [ does / does not ] include stock appreciation rights (see Plan Section 6.2(i)), [but such stock appreciation rights are payable only in shares of stock, they are not payable in cash].

9)	Additional terms and conditions: [ None / specified additional terms and conditions ].

ENERGEN CORPORATION
The Participant hereby accepts this option and
agrees to accept as binding, conclusive, and
and final all decisions and interpretations of
the Committee and/or the Board, upon any
questions arising under the Plan.

By:
Its:

Participant - «Name»